Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the SSA Global Technologies, Inc. 2003 Equity Incentive Plan and to the incorporation by reference therein of our report dated March 28, 2003, with respect to the consolidated financial statements of EXE Technologies, Inc. and subsidiaries included in Amendment No. 11 to the Registration Statement (Form S-1 No. 333-116156) and related Prospectus of SSA Global Technologies, Inc., filed with the Securities and Exchange Commission.

/s/  ERNST & YOUNG LLP

Dallas, Texas

May 26, 2005